Exhibit 2.1

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

ROTH CH ACQUISITION V CO.,

ROTH CH V MERGER SUB CORP.,

and

NEW ERA HELIUM CORP.

Dated as of January 3, 2024

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Amended and Restated Articles of Incorporation of Surviving Corporation
EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Form of Amended and Restated Certificate of Incorporation of Roth
EXHIBIT E	Form of Bylaws of Roth
EXHIBIT F	Directors and Officers of the Surviving Corporation and Roth
EXHIBIT G	Form of Company Support Agreement
EXHIBIT H	Form of Insider Support Agreement
EXHIBIT I	Form of Lock-up Agreement
EXHIBIT J	Insiders of Roth
EXHIBIT K	Parties to Lockup Agreement

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This Business Combination Agreement and Plan of Reorganization, dated as of January 3, 2024 (this “Agreement”), by and among ROTH CH ACQUISITION V CO., a Delaware corporation (“Roth”), ROTH CH V MERGER SUB CORP., a Delaware corporation (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (the “Company”). Each of Roth, Merger Sub and the Company may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”

Preliminary Statements

A. Roth is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities; Merger Sub is a wholly owned direct subsidiary of Roth and was formed for the sole purpose of entering into a merger.

B. The Company is a corporation formed in Nevada on February 2, 2023 engaged in the exploration and production of helium and natural gas reserves.

C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (“DGCL”), Roth and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Roth.

D. Roth and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of United States Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), intend for this Agreement to constitute, and by this Agreement adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

E. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (ii) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

F. The Board of Directors of Roth (the “Roth Board”) has (i) determined that the Merger is fair to, and in the best interests of, Roth and its stockholders, (ii) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (iii) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Roth.

G. The Board of Directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (ii) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub.

H. Contemporaneously with the execution of, and as a condition and an inducement to Roth and the Company entering into this Agreement, certain stockholders of the Company are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit G (the “Company Support Agreement”), pursuant to which each such stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

I. Contemporaneously with the execution of, and as a condition and an inducement to Roth and the Company entering into this Agreement, certain stockholders of Roth are entering into and delivering the Insider Support Agreement, substantially in the form attached hereto as Exhibit H (the “Insider Support Agreement”), pursuant to which each such Roth stockholder has agreed (i) not to transfer or redeem any Roth Common Stock held by such Roth stockholder, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Roth Stockholders’ Meeting, subject to the terms and conditions set forth therein;

J. Prior to the Closing, the Company shall deliver Lock-Up Agreements, effective as of the Closing, signed by each of the individuals listed on Exhibit K (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), setting forth their agreement with respect to the transfer of certain shares of Roth Common Stock after Closing.

K. Roth, prior to the Closing, shall use commercially reasonable efforts to identify additional sources of financing from third party financing sources in the form of equity, equity linked, convertible equity, preferred or debt investments to be consummated concurrently with the consummation of the transactions contemplated by this Agreement.

L. WHEREAS, prior to the consummation of the Transactions, certain of the Key Employees of the Company (as defined in Section 7.07(f)) will enter into employment agreements with Roth and/or the Surviving Corporation (as defined in Section 1.1), in forms which will be mutually agreed upon among the Parties, in each case, to be effective upon the Closing;

M. Concurrently with the Closing, Roth and certain stockholders of the Company and Roth, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached as Exhibit A.

Agreement

In consideration of the foregoing and the mutual covenants and agreements in this Agreement contained, the Parties, by this Agreement, agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Accredited Investor” means a stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act, and (b) has properly completed and delivered an investor questionnaire in the form prepared by Roth and reasonably satisfactory to the Company that certifies, to the reasonable satisfaction of Roth, that such stockholder is an Accredited Investor.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Lock-Up Agreements, Insider Support Agreement, Company Support Agreement, Employment Agreements, Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered by Roth, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Applicable Earnout Share” means the percentage set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule (for the avoidance of doubt, the sum of all percentages set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule shall be equal to 100%).

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Business Data” means all business information and data, including that which constitutes Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Systems, that are, in each case, owned, controlled by, in the possession of, or used in the conduct of businesses of either the Company or any Company Subsidiary.

“Claim” means any claim, action, litigation, proceeding (arbitral, administrative, legal, or otherwise), suit, cause, action, charge or demand.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated February 2, 2023.

“Company Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed or purported to be licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively, the “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated by this Agreement); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent permitted by this definition; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Roth has requested in writing or to which it has provided prior written consent or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means 9,000,000 shares of Roth Common Stock which number shall be subject to adjustment based upon the Net Debt (which for the avoidance of doubt do not include Earnout Shares in an amount up to 1,000,000 shares of Roth Common Stock). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing the Company Merger Shares shall be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing the Company Merger Shares shall be decreased by 1/10 of one share.

“Company Organizational Documents” means the Company Articles of Incorporation and the bylaws of the Company.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)).

“Company-Owned IP” means all Intellectual Property that (a) is owned or purported to be owned by the Company or any of the Company Subsidiaries, in any case, whether solely or jointly with any other person.

“Company Preferred Stock” means the preferred shares of the Company issued pursuant to the Certificate of Designation, dated February 7, 2023.

“Company Products” means each of the products, services, and Software that have been developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of the Company or any of the Company Subsidiaries.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company or the Company Subsidiaries incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, the sum of all outstanding deferred, unpaid or contingent underwriter, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by the Company or the Company Subsidiaries (to the extent the Company or the Company Subsidiaries are responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, but excluding, for the avoidance of doubt, any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions. For the avoidance of doubt, the transaction costs, fees and expenses incurred by the Company and the Company Subsidiaries in connection with the Transaction Financing and any other private placement of the Company’s securities shall be Company Transaction Costs.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measure” means (a) any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, order or recommendations of a Governmental Authority, or policy or requirement of any supplier or customer, or (b) any commercially reasonable measures adopted by the Company or any of the Company Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and the Company Subsidiaries or (iii) otherwise substantially consistent with actions taken by others in the industries and geographic regions in which affected businesses of the Company and the Company Subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Databases” means any and all databases and other compilations and collections of data and information including data compilations, collections of technical data or business data.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated intentionally for servicing purposes or to protect against misuse.

“Earnout Period” means the time period between the Closing Date and one hundred and eighty (180) days after the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

“EBITDA” means the net income before interest, income, taxes, depreciation and amortization of the Company determined, in accordance with GAAP, which amount shall be based upon the information set forth in the audited financials of the Company.

“Eligible Company Equityholder” means a holder of a share of Company Common Stock immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, labeling, recycling or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety, including all Laws intended to limit or put a price on greenhouse gas emissions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, and similar Laws of any Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization or any department, agency or instrumentality thereof, including state-owned or – controlled entities, or any person acting in an official capacity for or on behalf of any such government, department, agency, entity, or instrumentality or on behalf of any such public organization, including: (a) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) a foreign public official as defined in the U.K. Bribery Act 2010, and (c) any non-U.S. political party or party official or any candidate for foreign political office.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any fractions or mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insiders” means certain holders of Roth Common Stock and Roth Warrants as set forth on Exhibit J.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (d) all guarantees by such Person of the Indebtedness of another Person, (e) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (f) any agreement to incur any of the same.

“Intellectual Property” means all intellectual property rights, industrial property rights and proprietary rights, which may exist or be created anywhere in the world, whether statutory, under common law, under international law, treaty or convention, or otherwise, including all such rights in, relating to, arising from or out of, or otherwise associated with: (a) patents, utility patents, design patents, utility models, industrial design rights, certificates of invention, statutory invention registrations, all applications for any of the foregoing (including provisional patent applications, patent cooperation treaty applications and other priority applications) and patent disclosures, together with all reissues, substitutes, continuations, continuations-in-part, divisionals, divisions, revisions, counterparts, extensions, validations, nationalizations, and reexaminations, renewals, thereof and all patents, models, rights, certificates and registrations which may issue on any of the foregoing, including further all rights in any of the foregoing provided by international treaties or conventions, including the right to claim priority in or to any of the foregoing (“Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, including all counterparts, divisions, designations and extensions and all rights to claim priority in or to any of the foregoing, together with all of the goodwill associated with the foregoing (“Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof (“Copyrights”), (d) Trade Secrets, (e) Internet domain names, and (f) Technology.

“IP Contract” means any (a) written Contract assigning to Company or any Company Subsidiary title to any Intellectual Property, excluding any written Contract with employees, contractors and consultants regarding the sale, transfer or acquisition of any Intellectual Property or Technology invented, created, developed, modified, conceived, or reduced to practice during such persons’ employment or retention that are in Company’s or any Company’s Subsidiaries’ standard form and provided, further, that such standard form has been previously provided to Roth; (b) any Contract pursuant to which a Company or any Company Subsidiary uses or has a right to any Company-Licensed IP, excluding Off-the-Shelf Software; (c) any Contract pursuant to which Company or a Company Subsidiary has granted to a third person any right in or to any Company-Owned IP or Company-Licensed IP, excluding non-exclusive licenses implied by Law to end user customers of Company Products in the ordinary course of business; and (d) written Contracts assigning to a third person title to any Intellectual Property owned or purported to be owned by Company or a Company Subsidiary as of such effective date. IP Contracts include settlement agreements and co-existence agreements involving Intellectual Property.

“Knowledge” or “to the Knowledge” of a person shall mean in the case of the Company, the actual knowledge of Joel Solis, E. Will Gray II and Mike Rugen after reasonable inquiry, and in the case of Roth, the actual knowledge of Byron Roth, John Lipman, and Gordon Roth, after reasonable inquiry (it being understood that such “reasonable inquiry” does not require any such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions), or scans or audits with respect to Business Systems or Personal Information).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property (excluding the Mineral Leases) leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.

“Mineral Contract” means a material Mineral production sharing contract, lease or license or other similar agreement or right binding on the Company or any of the Company Subsidiaries to explore for, develop, use, produce, sever, process and operate any Mineral interests and associated fixtures or structures for a specified period of time, including any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material Mineral production, sales, marketing, transportation, exchange and processing contract and agreement, or any other material contract held for exploration or production of any Minerals, or the disposition of any Minerals produced therefrom, in each case to which the Company or any of the Company Subsidiaries is a party.

“Mineral Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Minerals or any other real property, in each case which is material to the operation of such person’s business.

“Mineral Properties” means all interests in and rights with respect to (a) material Mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Mineral Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Minerals” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, helium, and any and all other substances produced in association with any of the foregoing, whether hydrocarbon or non-hydrocarbon and whether liquid, solid or gaseous.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Debt” means the total Indebtedness of the Company and the Company Subsidiaries after subtracting all cash and liquid assets. Net Debt includes a net capital raise of $8,200,000, $500,000 of Indebtedness, and project financing debt of $45,000,000.

“Off-the-Shelf Software” means any unmodified, commercially available computer Software or Systems that are non-exclusively licensed by the Company or a Company Subsidiary including by clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable, for a one-time fee of less than USD 50,000 or an ongoing fee of less than USD 25,000 per year.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) affecting title to any assets of the Company or any of the Company Subsidiaries and other title defects that do not materially interfere with the present uses of such real property, (f) Liens identified in the Audited Financial Statements, (g) Liens created by or arising under leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (h) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under leases and licenses and permitted thereunder, (i) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, and (j) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to Roth prior to the date of this Agreement that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its subsidiaries taken as a whole; provided, however, that Permitted Liens do not include licenses or covenants not to sue in regard of Intellectual Property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, natural person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information that identifies or could reasonably be used to identify an identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), and (b) any other similar information or data regulated by data privacy or data security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems, including, to the extent applicable to the operations of the Company and the Company Subsidiaries, the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act and other U.S. state privacy Laws, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, China’s Personal Information Security Specification (GB/T 35273-2020), Singapore’s Personal Data Protection Act of 2012, other applicable Laws relating to the transfer of Personal Information, and any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, examination, administrative or judicial appeal, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise.

“Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, sale, share, consultation, use, disclosure by transmission, transfer, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Mineral production.

“Products” mean any products or services, including Software, developed, manufactured, marketed, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary.

“Redemption Rights” means the redemption rights provided for in Article SIXTH of the Roth Certificate of Incorporation.

“Registered Intellectual Property” means all Company-Owned IP that is (a) registered with, issued by, or the subject of a pending application before any Governmental Authority or internet domain name registrar, including Internet domain names and (b) a Social Media Handle.

“Release” means spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom), however defined, whether intentional or unintentional, into the indoor or outdoor environment.

“Roth Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Roth dated November 30, 2021, as subsequently amended from time to time.

“Roth Common Stock” means Roth’s common stock, par value $0.0001 per share.

“Roth Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Roth or (ii) would prevent, materially delay or materially impede the performance by Roth of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date, provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Roth Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Roth operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Roth as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated by this Agreement); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested in writing or to which it has provided prior written consent or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that Roth is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which Roth operates.

“Roth Organizational Documents” means the Roth Certificate of Incorporation, the bylaws of Roth, and the Trust Agreement.

“Roth Transaction Costs” means all out-of-pocket fees, costs and expenses of Roth or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Roth or Merger Sub (to the extent Roth or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (b) the cash portion of any loan payable to the Insiders, the proceeds from which are used by Roth to pay any of the fees, costs or expenses set forth in clause (a).

“Roth Units” means units, each consisting of one share of Roth Common Stock and one-half of one redeemable warrant of Roth.

“Roth Warrant Agreement” means the Warrant Agreement dated November 30, 2021, by and between Roth and the Trustee.

“Roth Warrants” means warrants to purchase shares of Roth Common Stock as contemplated under the Roth Warrant Agreement, with each whole warrant exercisable for one share of Roth Common Stock at an exercise price of $11.50.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, including but not limited to the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) 50% or more owned or controlled, directly or indirectly, by one or more of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury Office of Foreign Assets Control, U.S. Department of State, and U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Social Media Handles” means all social media user names, handles, hashtags and account names associated with social media platforms such as but not limited to Facebook, LinkedIn, X, and YouTube.

“Software” means all computer software of any nature in any format including object code and source code formats, including firmware, middleware, and other embedded software, and further including platforms, services (including software-as-a-service, platform-as-a-service, and infrastructure-as-a-service), programs, applications (including mobile applications), interfaces (including application programming interfaces), software development kits (SDKs), systems, scripts (including build and test scripts), Databases, database management code, libraries, compilers, interpreters, utilities, graphical user interfaces, web sites, HTML code, including all versions, updates, corrections, enhancements, and modifications to any of the foregoing and related documentation and materials, including developer notes, records, comments, and annotations, and user documentation.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Roth or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Systems” means any Software, computer hardware (whether general or special purpose), electronic data processors, Databases, information technology systems, communication hardware, telecommunications hardware, networks, interfaces, platforms, servers, peripherals, computer systems, and any other equipment relating to the transmission, storage, maintenance organization, presentation, generation, processing or analysis of data or information, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Technology” means any and all (a) algorithms, business and marketing plans, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, Databases, designs, developments, discoveries, documentation, engineering, equipment, formulae, formulations, ideas, improvements, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, machines, marketing information, methods, plans, procedures, processes, products, prototypes, research, routines, schematics, Software, specifications, systems (including production systems), techniques and other technology; (b) technical, engineering, manufacturing, product, and other information and materials; (c) development tools; (d) works of authorship, including Software; (e) Internet domain names; (f) Social Media Handles; and (g) tangible embodiments of any of the foregoing in any form or media whether or not specifically listed herein.

“Trade Secrets” means all algorithms, business and marketing plans, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, Databases, designs, developments, discoveries, documentation, engineering, equipment, formulae, formulations, ideas, improvements, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, machines, marketing information, methods, plans, procedures, processes, products, prototypes, research, routines, schematics, Software, specifications, systems (including production systems) and techniques, in each case to the extent any of the foregoing (a) derives economic value from not being generally known to other persons or (b) is protectable as a trade secret under applicable Law.

“Trading Day” means any day on which shares of Roth Common Stock are traded on the principal securities exchange or securities market on which shares of Roth Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits to this Agreement, the Schedules, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Roth, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” shall occur in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company.

“Triggering Event II” means the date on which the average of the reported sales prices within the trading day of one share of Roth Common Stock quoted on the NASDAQ Global Market (or the exchange on which the shares of Roth Common Stock are then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days within the Earnout Period is greater than or equal to $12.50.

“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Trustee” means Continental Stock Transfer & Trust Company.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Roth in connection with its due diligence investigation of the Company relating to the transactions contemplated by this Agreement.

“Wells” means all Mineral wells, whether producing, operating, shut-in or temporarily abandoned, located on a Mineral Lease or any pooled, communitized or unitized acreage that includes all or a part of such Mineral Lease or otherwise associated with a Mineral Property of the applicable person or any of its subsidiaries, together with all Mineral production from such well.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.06
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 7.18
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)(i)
Certificates of Merger	§ 2.02(a)
Change in Recommendation	§ 7.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	Preliminary Statements
Company	Preamble
Company Board	Preliminary Statements
Company Disclosure Schedule	Article IV
Company Independent Petroleum Engineers	§ 4.16(a)
Company Interested Party Transaction	§ 4.22
Company Mineral Leases	§ 4.16(c)
Company Mineral Properties	§ 4.16(a)
Company Permits	§ 4.06
Company Reserve Report	§ 4.16(a)
Confidentiality Agreement	§ 7.05(b)
Continuing Employees	§ 7.07(c)
Contracting Parties	§ 10.14
D&O Insurance	§ 7.08(b)
Data Security Requirements	§ 4.13(c)
Earnout Shares	§ 3.03(a)
Effective Time	§ 2.02(a)
Employment Agreements	§ 7.07(f)
Environmental Permits	§ 4.15(d)
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 4.05(b)
Exchange Agent	§ 4.05(b)
Exchange Fund	§ 3.02(a)
Financial Statements	§ Section 4.07(a)
GAAP	§ Section 4.07(a)

Defined Term	Location of Definition
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Intended Tax Treatment	Preliminary Statements
IRS	§ 4.10(b)
Lease	§ 4.12(g)
Lease Documents	§ 4.12(g)
Letter of Transmittal	§ 3.02(b)(i)
Lock-Up Agreement	Preliminary Statements
Material Contracts	§ 4.17(a)
Maximum Annual Premium	§ 7.08(b)
Merger	Preliminary Statements
Merger Sub	Preamble
Merger Sub Board	Preliminary Statements
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.14
NRS	Preliminary Statements
Outside Date	§ 9.01(b)
Owned Real Property	§ 4.12(a)
Payment Schedule	§ 3.04
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Proxy Statement	§ 7.01(a)
Real Property	§ 4.12(a)
Registration Rights Agreement	Preliminary Statements
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Roth	Preamble
Roth Board	Preliminary Statements
Roth Proposals	§ 7.01(a)
Roth SEC Reports	§ 5.07(a)
Roth Stockholders’ Meeting	§ 7.01(a)
Scheduled Intellectual Property	§ 4.13(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(g)
Terminating Roth Breach	§ 9.01(i)
Transfer Taxes	§ 9.01(f)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to two days prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, “Dollars”, “dollars”, “$” and monetary values set forth in this Agreement shall mean United States dollars and all payments under this Agreement shall be made in United States dollars.

Article II.
AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the NRS and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the Merger to be consummated by filing certificates of merger (the “Certificates of Merger”) with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, in such forms as are required by, and executed in accordance with, the relevant provisions of the NRS and the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificates of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificates of Merger) being the “Effective Time”).

(b) Simultaneous with such filing of the Certificates of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Company Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the NRS and such articles of incorporation (subject to Section 7.08).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the NRS, the articles of incorporation and such bylaws (subject to Section 7.08).

(c) At the Closing, Roth shall amend and restate, effective as of the Effective Time, the Roth Certificate of Incorporation to be as set forth on Exhibit D.

(d) At the Closing, Roth shall amend and restate, effective as of the Effective Time, the bylaws of Roth to be as set forth on Exhibit E.

Section 2.05 Directors and Officers.

(a) The Parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing, each to hold office in accordance with the provisions of the NRS and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The Parties shall cause the Roth Board and the officers of Roth as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing, each to hold office in accordance with the DGCL and the Roth Certificate of Incorporation and the bylaws of Roth and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed. Following the Effective Time and for a period of 3 years therefrom, the Roth Board shall consist of five members total, of which one shall be selected by the current Roth directors and four shall be selected by the current Company’s directors.

Section 2.06 U.S. Tax Treatment. The Merger is intended to qualify for the Intended Tax Treatment. The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 4.14(q) and 5.15(q), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

Article III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock as of such time shall be automatically converted into a number of shares of Company Common Stock. All of the Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Roth, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of the Company Preferred Stock described in Section 3.01(a)) shall be canceled and converted into the right to receive (x) shares of Roth Common Stock equal to the Exchange Ratio and (y) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Per Share Merger Consideration”);

(ii) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, Roth shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Roth and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III, the number of shares of Roth Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of

Roth Common Stock together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being in this Agreement referred to as the “Exchange Fund”). Roth shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) As promptly as practicable after the date of this Agreement, Roth shall use its commercially reasonable efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Roth and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Roth shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii) Within two (2) Business Days (but in no event prior to the Effective Time), Roth shall cause the Exchange Agent to deliver to each holder of the Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares of Roth Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Roth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Roth Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Roth shall pay or cause to be paid to the holder of the shares of Roth Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Roth Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Roth Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock, provided that the contingent right to receive the Earnout Shares in accordance with Section 3.03 shall survive.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Roth Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Roth, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Roth for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Roth free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Roth or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any Roth Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Roth and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax law; provided that, except with respect to (i) withholding or deducting on compensatory amounts or (ii) a failure by the Company to deliver to Roth at the Closing the deliverable contemplated in Section 8.02(h), if the applicable withholding agent determines that any payment, issuance or transfer to any stockholder of the Company or any Eligible Company Equityholders under this Agreement is subject to deduction and/or withholding, then such withholding agent shall (x) use reasonable best efforts to provide notice to the applicable recipient as soon as reasonably practicable after such determination and (y) use commercially reasonable efforts to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of this Agreement.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Roth Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Roth or a holder of shares of Roth Common Stock. In lieu of any fractional share of Roth Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Roth Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Earnout.

(a) Following the Closing, as additional consideration for the Merger, within five (5) Business Days after the occurrence of a Triggering Event, Roth shall issue or cause to be issued to the Eligible Company Equityholders (in accordance with their Applicable Earnout Share), the following number of shares of Roth Common Stock (which number shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Roth Common Stock occurring on or after the Closing and prior to the date of such payment, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 500,000 Earnout Shares; and

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 500,000 Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 1,000,000 Earnout Shares.

(c) The Roth Common Stock price targets set forth in the definitions of Triggering Event II shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Roth Common Stock occurring on or after the Closing. Notwithstanding the foregoing, in the event that Roth determines in good faith that any Eligible Company Equityholder is not an Accredited Investor, then Roth may elect to satisfy such stockholder’s right to receive its Applicable Earnout Share of the Earnout Shares by delivering to such stockholder an amount of cash equal to such Eligible Company Equityholder’s Applicable Earnout Share multiplied by the last reported sales price of one share of Roth Common Stock quoted on the NASDAQ Global Market (or the exchange on which the shares of Roth Common Stock are then listed) for the twenty (20) Trading Days ending on the date of occurrence of the relevant Triggering Event.

(d) No certificates or scrip or shares representing fractional shares of Roth Common Stock shall be issued in respect of Earnout Shares to an Eligible Company Equityholder and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Roth or a holder of shares of Roth Common Stock. In lieu of any fractional share of Roth Common Stock to which any Eligible Company Equityholder would otherwise be entitled in respect of Earnout Shares, the Exchange Agent shall round up or down to the nearest whole share of Roth Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(e) The Eligible Company Equityholders are intended third party beneficiaries of this Section 3.03, and each Eligible Company Equityholder shall be entitled to enforce the same.

(f) All Earnout Shares to be issued and delivered in connection with this Section 3.03 to the Eligible Company Equityholders shall be, upon issuance and delivery of such Earnout Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. Upon issuance and delivery of such Earnout Shares, Roth shall enter into a registration rights agreement substantially in the form of the Registration Rights Agreement for the benefit of the Eligible Company Equityholders and covering all the Earnout Shares.

Section 3.04 Payment Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Roth and Merger Sub a schedule prepared by the Company in good faith setting forth with respect to each holder of Company Outstanding Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) whether such holder is a current or former employee of the Company or any of its affiliates, (c) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Effective Time, (d) the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock described in Section 3.01(a), (e) the Per Share Merger Consideration and shares of Roth Common Stock subject to issuable upon conversion of the Company Preferred Stock described in Section 3.01(a), and (f) the Applicable Earnout Share. The Payment Schedule shall be prepared and determined in accordance with Company Organizational Documents and any other applicable, agreement, instrument or other document governing the Company Outstanding Shares. Roth and Merger Sub shall be entitled to review and comment on the Payment Schedule but are entitled to rely fully on the Payment Schedule for purposes of this Agreement and all payments required to be made under this Agreement, and none of Roth, the Surviving Corporation or any of their respective affiliates shall have any liability to any person for any payment made in accordance with the calculations set forth in the Payment Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article III based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate). All payments to be made to the holders of Company Outstanding Shares pursuant to this Agreement shall be made in accordance with the Payment Schedule.

Section 3.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Roth for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of this Agreement.

Section 3.06 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing dissenters’ or appraisal rights for such Company Common Stock in accordance with NRS Chapter 92A (as provided in NRS 92A.380 and 92A.390), and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ or appraisal rights and payment under the NRS. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ or appraisal rights of such shares of Company Common Stock under NRS Chapter 92A, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Roth (i) prompt notice of any stockholder of the Company who has demanded to the Company dissenters’ or appraisal rights and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Roth (which consent shall not be unreasonably withheld), make any payment with respect to any demands for dissenters’ or appraisal rights or offer to settle or settle any such demands.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule) and (ii) for purposes of the Closing only, any registration statement of the Company declared effective prior to Closing under the Securities Act, as amended, the Company by this Agreement represents and warrants to Roth and Merger Sub as of the date of this Agreement and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary, its authorized shares or other equity interests, number of issued and outstanding shares or other equity interests, the record holders thereof, and the percentage of the outstanding capital stock of each Company Subsidiary owed by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. Articles of Incorporation and Bylaws.

(c) The Company has prior to the date of this Agreement made available to Roth a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 4.02 Reserved.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 190,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, of which 5,000 are designated as Series X Preferred Stock. As of the date of this Agreement, (i) 6,108,359 shares of Company Common Stock are issued and outstanding and (ii) 5,000 shares of Series X Preferred Stock are issued and outstanding.

(b) The Company is the sole owner of all membership interests of Solis Partners, L.L.C. and NEH Midstream LLC.

(c) Other than Company Preferred Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s Knowledge, among any holder of Company Common Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) All outstanding Company Common Stock, all outstanding Company Preferred Stock, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of Company Common Stock and Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h) Except for the Company Common Stock and the Company Preferred Stock, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued and outstanding. The Company has made available to Roth an accurate and complete copy of the Certificate of Designations of the Company Preferred Stock.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the NRS). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Roth and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions of NRS 78.378-3793, inclusive, NRS 78.411-444, inclusive, or any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is not applicable to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or arbitration authority (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Section 4.06 of the Company Disclosure Schedule sets forth a true, complete and accurate list of each Company Permit. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.07 Financial Statements.

(a) The Company has made available to Roth true and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2022 and December 31, 2021, including the notes thereto (the “Financial Statements”). True and complete copies of the Financial Statements are attached Section 4.07(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based upon and consistent with information contained in the books and records of the Company in all material respects (which books and records are, in turn, accurate, correct and complete).

(b) Except as and to the extent set forth on the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2022 that are not material, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (iv) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.

(c) Since its formation, (i) neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since its formation, and on and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Roth’s consent, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than customary employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”), which is material to the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has made available to Roth, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since its formation, and (vi) the most recent result of any required compliance testing. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since the formation of the Company, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement together with any other event (including a termination of employment), nor will any such transaction together with any other event (including a termination of employment) accelerate the time of payment or vesting, require funding, forgive Indebtedness, or increase the amount, of any benefit or other compensation due to any individual. The Transactions together with any other event (including a termination of employment) shall not be the direct cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, nor will the Transactions together with any other event (including a termination of employment) be the direct cause of any amount received by any current or former employee, officer, director or consultant of the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code. No current or former employee, officer, director of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such person, including any Tax required by Section 409A or 4999 of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous Law.

(f) Each Plan is, and has been since the formation of the Company, been established, operated, maintained, funded and administered in all material respects, with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of, any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the Knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a “group health plan” within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility; (vi) details of any visa or work permit; and (vii) leave status. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all present and former employees of the Company and any Company Subsidiary for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. No executive or Key Employee, contractor, or service provider of any Company or Company Subsidiary has informed the Company or any Company Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for any Company or any Company Subsidiary, and, to the knowledge of the Company, no such person or persons has any plans to terminate employment with or services for any Company or any Company Subsidiary.

(b) Section 4.11(b) of the Company Disclosure Schedule lists the name of each person currently engaged by each Company or Company Subsidiary as a consultant or an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person. The Company and each Company Subsidiary have properly classified each service provider as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(c) No employee or other service provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees or service providers and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by, a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees or service providers. There are no, and since the formation of the Company there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s Knowledge, threatened, with respect to any employees or service providers of the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. Since the formation of the Company, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees or service providers and, to the Company’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or service providers.

(d) There are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or service providers, and there have been no such Actions in the past three (3) years.

(e) In the past three (3) years prior, no Company or Company Subsidiary has implemented any plant closing, mass layoff or similar event that has triggered the notification requirement of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. or any similar state, local or foreign Law.

(f) The Company and the Company Subsidiaries are and have been since their formation, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints properly submitted to the Company) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. As of the Closing, each employee or service provider of the Company and each Company Subsidiary will have been paid in all material respects all wages, bonuses, compensation, and other sums owed and due to such individual as of such date, except for any amount that is payable, in accordance with its terms or the Company’s or Company Subsidiary’s ordinary course practice, in the payroll cycle immediately following the Closing.

Section 4.12 Real Property; Title to Assets.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property (excluding Mineral Properties) owned by the Company (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any person other than the Company the right to occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no persons other than the Company in possession thereof.

(b) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property, Mineral Property or Mineral Lease.

(d) No damage or destruction has occurred with respect to any of the Real Property that would have a Company Material Adverse Effect, whether or not covered by an enforceable insurance policy.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the use by the Company of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, (ii) there exists no conflict or dispute with any Governmental Authority, regulatory authority or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(f) There are currently in effect such insurance policies for the Owned Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes.

(g) Section 4.12(g) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and each Mineral Lease, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Roth. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.

(h) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of the Company Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Section 4.13(a)(i) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all (i) Patents, Trademarks, and Copyrights that are Registered Intellectual Property, including the title, country of filing, filing number, filing date, issue or registration number, issue or registration date and owner(s) thereof, (ii) Internet domain names that are Registered Intellectual Property, including the applicable domain name registrar, domain name expiration date, and owner(s) thereof, (iii) Social Media Handles that are Company-Owned IP, including the applicable social media platform and owner(s) thereof, (iv) material unregistered Trademarks that are Company-Owned IP, including the country in which such Trademarks are used and the owner(s) thereof, (v) all material Software that is Company-Owned IP (at the product or platform level), including the owner(s) thereof; and (vi) a general description of all material Trade Secrets that are technical in nature that are Company-Owned IP (collectively, all such disclosed Intellectual Property in Section 4.13(a)(i) of the Company Disclosure Schedule, the “Scheduled Intellectual Property”). All Scheduled Intellectual Property is in full force and effect, subsisting, valid and enforceable. All required filings and fees relating to the Scheduled Intellectual Property, including all registration, issuance, renewal, maintenance and annuity fees due and payable, have been timely submitted by the Company or the Company Subsidiaries to the relevant Governmental Authority or the applicable register or social media platform. Section 4.13(a)(ii) of the Company Disclosure Schedule sets forth a complete list of all current Company Products.

(b) The Company is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, free and clear of any Liens (other than Permitted Liens). The Company and each of the Company Subsidiaries has a valid and enforceable license to use all Company-Licensed IP, free and clear of any Liens (other than Permitted Liens). The Company-Owned IP and the Company-Licensed IP constitute all of the Intellectual Property used in or necessary for the operation of the businesses of each of the Company and the Company Subsidiaries as presently conducted, including all Intellectual Property used in, practiced by, exploited by, or necessary to sell, distribute or otherwise exploit the Company Products. All Company-Owned IP is in full force and effect, subsisting, valid and enforceable. Neither the Company nor any of the Company Subsidiaries have dedicated to the public or otherwise allowed to fall into the public domain any Company-Owned IP. No public interference, opposition, cancellation, reissue, inter partes review, post grant review, reexamination or other Claim is pending or threatened in which the scope, validity or enforceability of any Company-Owned IP (including any Registered Intellectual Property) is being contested or challenged.

(c) Neither the Company, the Company Subsidiaries, nor the operation of their businesses, including the use of any Company-Owned IP or any Company-Licensed IP, infringes (directly, contributorily or by inducement), dilutes, misappropriates, discloses or uses without authorization, violates or otherwise makes unlawful use of, or has since the date that is six (6) years prior to the date of his Agreement infringed (directly, contributorily or by inducement), diluted, misappropriated, disclosed or used without authorization, violated or otherwise made unlawful use of; any Intellectual Property of any other person; provided, however, that the representation and warranty in this sentence shall be to the Knowledge of the Company with respect to Patents owned by such other persons. No Claim of infringement, dilution, misappropriation or similar Claim or Proceeding involving such a Claim is currently pending or threatened or was pending or threatened, against the Company or any Company Subsidiary or against any other person who is or may be entitled to be indemnified, defended or held harmless or reimbursed by Company or a Company Subsidiary with respect to such Claim or Proceeding. Neither the Company nor any Company Subsidiary has received any written communications inviting a license, authorization, covenant not to sue or the like with respect to any Intellectual Property of a third person. To the Company’s Knowledge, no person has infringed (directly, contributorily or by inducement), diluted, misappropriated, disclosed or used without authorization, violated, or made unlawful use of any Company-Owned IP. Neither the Company nor any Company Subsidiary has made any written Claim against any person with respect to infringement, dilution, misappropriation, unauthorized disclosure or use, violation or unlawful use of any Company-Owned IP, nor has Company or any Company Subsidiary issued any written communication inviting any person to take a license, authorization, covenant not to sue or the like with respect to any Company-Owned IP.

(d) The Company and the Company Subsidiaries have taken reasonable measures, consistent with generally accepted industry standards, and in any event no less than commercially reasonable measures, to protect the confidentiality of Trade Secrets that are Company-Owned IP or that are otherwise used in the businesses of each of the Company and the Company Subsidiaries as presently conducted. Neither the Company nor any Company Subsidiaries have authorized the disclosure of any Trade Secret included in the Company-Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement. To the Company’s Knowledge, there has been no misappropriation of any Trade Secret included in the Company-Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(e) Each current and former employee, independent contractor, consultant, advisor, or other service provider of Company and each Company Subsidiary who was involved in the creation or development of any Company-Owned IP has signed a valid and enforceable agreement containing (i) a present and irrevocable assignment in favor of Company of all Intellectual Property in and to Technology developed, made, authored, created, conceived or reduced to practice by such employee, independent contractor, consultant, advisor or other service provider within the scope of their employment or retention by the Company or the applicable Company Subsidiary; and (ii) confidentiality provisions obligating such employee, independent contractor, consultant, advisor, or other service provider to maintain the confidentiality of any Trade Secrets within the Company-Owned IP or Company-Licensed IP. To the Company’s Knowledge, no current or former employee, independent contractor, consultant, advisor, or other service provider of Company or any Company Subsidiary is in default or breach of any term of such agreement. No director, officer, equity holder, employee, consultant, contractor, agent or other representative of Company or Company Subsidiary owns or claims any rights in (nor has any of them made application for) any Company-Owned IP.

(f) Neither the execution, delivery nor performance of this Agreement or any Ancillary Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other Ancillary Agreement will, with or without notice or lapse of time, directly result in: (i) a loss of or a Lien on any Company-Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any IP Contract; (iii) the release, disclosure or delivery of any Trade Secrets within the Company-Owned IP by or to any person; (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any Company-Owned IP.

(g) The Company and the Company Subsidiaries own and have good, valid, and marketable title or a valid license in, all of the Business Systems owned or controlled by the Company and the Company Subsidiaries and necessary to operate the business of the Company and the Company Subsidiaries as currently conducted. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of any third-party Business Systems that are needed to operate the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Business Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any person. The Business Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the businesses of each of the Company and the Company Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure within the last two (2) years; (iii) are free from any material defects; (iv) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are currently being used; (v) are sufficient to operate the businesses of each of the Company and the Company Subsidiaries after the Closing in substantially the same manner as conducted in the twenty-four (24) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the businesses of each of the Company and the Company Subsidiaries as currently conducted; and (vi) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a person. Since the date of Company’s formation, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(h) (c) Except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have, since the Company’s formation, complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the Processing of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into, or by which it is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of their respective Business Systems and confidential Business Data, including where applicable, implementing procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing back-up copies of critical data. To the Company’s Knowledge, there is no material Disabling Device in any of the Business Systems controlled by the Company or any Company Subsidiary, or in any of the Products. Since their formation, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s Knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s Knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s Knowledge, there is no reasonable basis for any such claim or complaint.

(i) The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated under this Agreement, that would prohibit the Company from retaining or using any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries use such Personal Information and other applicable Business Data prior to the Closing Date, or result in material liabilities in connection with Data Security Requirements.

Section 4.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes (whether or not shown on such filed Tax Returns) and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v), and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than the Company or any Company Subsidiary) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside the ordinary course of business; or (v) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is or was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign non-U.S. Law.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. Taxing Authority or agency has asserted in writing or, to the Knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(k) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(n) The unpaid Taxes of each of the Company and the Company Subsidiaries (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing Tax Returns.

(o) Each of the Company and the Company Subsidiaries has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(p) Neither the Company nor any Company Subsidiary has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company or any Company Subsidiary and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company or any Company Subsidiary up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(q) The Company has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters.

(a) Neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, applicable Environmental Law;

(b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to a liability of the Company or any Company Subsidiary under Environmental Laws;

(c) neither the Company nor any of the Company Subsidiaries has caused a Release of Hazardous Substances at any property and, neither the Company nor any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, except in either case, as would not reasonably be expected to give rise to material liability;

(d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”);

(e) each of the Company and each Company Subsidiary is in compliance with and the terms of all Environmental Permits;

(f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Company threatened, Action alleging any violation of, or liability under, Environmental Laws;

(g) the Company has provided Roth and Merger Sub with copies of all environmental site assessments, reports and studies in its possession relating to environmental compliance or the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary;

(h) No Environmental Law currently in existence or reasonably expected to be adopted in the future, can reasonably be expected to have a negative impact on the operations or anticipated operations of the Company or any Company Subsidiary;

(i) The Company reasonably believes that the Company and the Company Subsidiaries will be able to obtain and comply with all Environmental Laws and Environmental Permits that will be required for the anticipated or planned operations of the Company and the Company Subsidiaries; and

(j) Neither the Company nor any Company Subsidiary has agreed to defend or indemnify any third party with regard to any liability or potential liability under any Environmental Law.

Section 4.16 Mineral Resource Matters. Except as set forth on Section 4.16 of the Company Disclosure Schedule:

(a) Except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report dated November 6, 2023 prepared by MKM Engineering (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of July 1, 2023 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report as having been sold or otherwise disposed of, as of the date hereof, the Company and the Company Subsidiaries have good and defensible title to all Mineral Properties forming the basis for the reserves reflected in the Company Reserve Report (the “Company Mineral Properties”) and, in each case, as attributable to interests owned by the Company and the Company Subsidiaries, free and clear of any Liens, except for Permitted Liens. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of the Company Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Mineral Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of the Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Minerals produced from such Mineral Properties throughout the life of such Mineral Properties, (B) obligates the Company (or one or more of the Company Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Mineral Properties, of not greater than the working interest shown on the Company Reserve Report for such Mineral Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Mineral Properties) and (C) is free and clear of all Liens (other than Permitted Liens).

(b) The factual, non-interpretive data supplied by or on behalf of the Company or the Company Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all material respects. The Mineral reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the Mineral reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. There has been no material change in respect of the matters addressed in the Company Reserve Report.

(c) (i) All rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Mineral Leases that are a part of the Company Mineral Properties (“Company Mineral Leases”) have been properly and timely paid in all material respects, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Mineral Properties have been timely and properly paid in all material respects, (iii) none of the Company or any of the Company Subsidiaries (and, to the Knowledge of the Company, no third-party operator) has materially violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Company Mineral Lease (or entitle the lessor thereunder to cancel or terminate such Company Mineral Lease) included in the Company Mineral Properties.

(d) All material proceeds from the sale of Minerals produced from the Company Mineral Properties are being received by such selling entities in a timely manner and no material proceeds from the sale of Minerals produced from any such Company Mineral Properties are being held in suspense (by the Company, any of the Company Subsidiaries, any third-party operator thereof or any other person) for any reason other than awaiting preparation and approval of division order title opinions for recently-drilled Wells. Neither the Company nor the Company Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Mineral Leases) to deliver any Minerals, or proceeds from the sale thereof, attributable to such person’s interest in its Mineral Properties at some future time without receiving payment therefor at the time of delivery.

(e) Section 4.16(e) of the Company Disclosure Schedule contains (i) a list of all Wells, (ii) the status of each Well including whether a Well is being plugged or abandoned, and (iii) any steps required to complete abandonment of such Well. All of the Wells and all water, CO2, injection or other wells located on the Mineral Leases of the Company and the Company Subsidiaries or otherwise associated with a Mineral Property of the Company or the Company Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of the Company Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in material compliance with all applicable Law. The Company has the rights to all Wells that are used by the Company in its business and there are no obstacles or impediments to the use of the Wells.

(f) None of the Mineral Properties of the Company or the Company Subsidiaries is subject to any material preferential purchase, right of first refusal, right of first offer, consent, tag-along, drag-along, or similar right that would become operative as a result of the Transactions. All operation of the Mineral Properties by the Company or Company Subsidiaries have been conducted in accordance with prudent oil and gas field practices.

(g) To the Knowledge of the Company, (i) there are no wells that constitute a part of the Company Mineral Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (ii) all wells drilled by the Company or any of the Company Subsidiaries are either (1) in use for purposes of production, injection or water sourcing, (2) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan or Mineral Contract, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any 12-month period;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise and agency contracts and agreements to which the Company is a party that are material to the business of the Company;

(iii) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(iv) all contracts and agreements evidencing Indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all contracts or instruments guarantying the debts or other obligations of any person;

(v) all joint development, partnership, joint venture or similar agreements;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(vii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(viii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x) all Lease Documents;

(xi) all IP Contracts;

(xii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xiii) all contracts and agreements relating to a Company Interested Party Transaction;

(xiv) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xv) all contracts and agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xvi) all contracts and agreements governing the Company’s or any Company Subsidiary’s joint ownership of Company-Owned IP, or the development of material Company-Owned IP by a third party for the benefit of the Company (excluding, for the avoidance of doubt, employee invention assignment and confidentiality agreements entered into on terms consistent with a standard form made available to Roth).

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to Roth true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18 Mineral Contracts.

(a) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Mineral Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid or contested in good faith in the ordinary course of business (other than royalties, rentals or other payments which are being held in suspense by the Company or any of the Company Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of the Company Subsidiaries has received any written requests or demands for payments or adjustments of payments under the Mineral Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) none of the Company or any of the Company Subsidiaries is in breach of any of its obligations under any Mineral Contracts; and (v) to the Knowledge of the Company, no other party to any Mineral Contract is in breach of any of its obligations thereunder.

(b) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Mineral Contracts as currently being conducted by the Company and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Mineral Contracts.

(c) (i) each Mineral Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Mineral Contract nor has any Mineral Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Mineral Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Mineral Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to Roth true and complete copies of all Mineral Contracts, including amendments thereto that are material in nature.

Section 4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or any Company Subsidiary or, to the Company’s Knowledge, any other person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company or any Company Subsidiary is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. Since January 1, 2020, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Neither the Company nor any Company Subsidiary has any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company or any Company Subsidiary.

Section 4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.21 Certain Business Practices.

(a) The Company and the Company Subsidiaries (and their respective operations), and any of their respective directors, officers, or employees, and to the Company’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.

(b) The Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), and any of their respective directors, officers, or employees, and to the Company’s Knowledge, their agents: (i) are not now and have not been in the last (5) years a Sanctioned Person; (ii) have not in the last five (5) years transacted business with or for the benefit of any Sanctioned Person or otherwise violated any applicable Sanctions; or (iii) have not in the last five (5) years violated any applicable Ex-Im Laws.

(c) There are not now and have not been in the last five (5) years any proceedings or investigations by or before any Governmental Authority involving the Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), or any of their respective directors, officers, or employees, or to the Company’s Knowledge, their agents relating to the Anti-Corruption Laws, Sanctions, or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ Knowledge is such a proceeding or investigation threatened.

Section 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, no director, officer or other affiliate, or any immediate family member of any director, officer or affiliate, of the Company or any Company Subsidiary, to the Company’s Knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed (or that should be been disclosed) in Section 4.17(a) of the Company Disclosure Schedule; (d) any contractual or other arrangement with the Company or any Company Subsidiary; or (e) an economic interest in any of the Company Mineral Properties and any strata or formation underlying such Mineral Properties, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since their formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.22 of the Company Disclosure Schedule sets forth a list of all Company Interested Party Transactions.

Section 4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24 Brokers & Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 4.24 of the Company Disclosure Schedule set forth the Company’s good faith, reasonable estimate of the Company Transaction Costs, which is being provided for illustrative purpose only and is subject to change until Closing.

Section 4.25 Accredited Investors. To the Knowledge of the Company after reasonable inquiry, each stockholder of the Company is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.26 No Trading or Short Position. None of the Company, any Company Subsidiary, or any of its managers and officers, members and employees has engaged in any short sale of Roth’s voting stock or any other type of hedging transaction involving Roth’s securities (including, without limitation, depositing shares of Roth’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Roth’s securities).

Section 4.27 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.28 Sufficiency of Assets. The Company and the Company Subsidiaries have good and valid title to, or an adequate leasehold interest in or the right to use, all of the properties and assets that are reasonably necessary for the conduct of the business of the Company or any Company Subsidiary as presently conducted. Immediately after giving effect to the Closing, the properties and assets and rights of the Company and the Company Subsidiaries will be sufficient in all material respects to enable to Company and the Company Subsidiaries to continue to conduct their business as presently conducted.

Section 4.29 Sexual Harassment and Misconduct. None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of the Company Subsidiaries resolving allegations of harassment or misconduct, and (b) there are no, and since the formation of the Company and the Company Subsidiaries, there have not been any Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since their formation, the Company and the Company Subsidiaries have complied with all applicable Laws with respect to investigating all harassment or other discrimination allegations with respect to current or former employees of which the Company has or had Knowledge.

Section 4.30 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company by this Agreement expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Roth, its affiliates or any of their respective Representatives in any form by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Roth, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Roth, its affiliates or any of their respective Representatives or any other person in any form, and any such representations or warranties are expressly disclaimed.

Article V.
REPRESENTATIONS AND WARRANTIES OF Roth AND MERGER SUB

Except as set forth in the Roth SEC Reports filed prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Roth SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and Roth’s disclosure schedule delivered by Roth in connection with this Agreement (the “Roth Disclosure Schedule”) (it being acknowledged that nothing disclosed in such a Roth SEC Report or the Roth Disclosure Schedule will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Roth by this Agreement represents and warrants to the Company as of the date of this Agreement and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.01 Corporate Organization.

(a) Each of Roth and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Roth Material Adverse Effect.

(b) Merger Sub is the only subsidiary of Roth. Except for Merger Sub, Roth does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of Roth and Merger Sub has furnished to the Company complete and correct copies of the Roth Organizational Documents and the Merger Sub Organizational Documents. The Roth Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Roth nor Merger Sub is in violation of any of the provisions of the Roth Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of Roth consists of 50,000,000 shares of Roth Common Stock, of which, as of the date of this Agreement, (i) 4,919,297 shares of Roth Common Stock are issued and outstanding (inclusive of shares underlying the Roth Units), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Roth Common Stock are held in the treasury of Roth, (iii) 5,980,750 Roth Warrants are outstanding (inclusive of warrants underlying the Roth Units), and (iv) 5,980,750 shares of Roth Common Stock are reserved for future issuance pursuant to the Roth Warrants. Each Roth Warrant is exercisable for one share of Roth Common Stock at an exercise price of $11.50, subject to the terms of such Roth Warrant and the Roth Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Roth free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Roth Units, shares of Roth Common Stock, and Roth Warrants have been granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Roth Organizational Documents.

(d) The Per Share Merger Consideration being delivered by Roth under this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, the Lock-Up Agreements, and the Roth Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Transaction Financing Agreements (as defined in Section 5.17(a)), this Agreement, the Roth Warrants, and the Roth Units, Roth has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Roth or obligating Roth to issue or sell any shares of capital stock of, or other equity interests in, Roth. All shares of Roth Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Roth nor any subsidiary of Roth is a party to, or otherwise bound by, and neither Roth nor any subsidiary of Roth has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Lock-Up Agreements, Roth is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Roth Common Stock or any of the equity interests or other securities of Roth or any of its subsidiaries. Except with respect to the Redemption Rights and the Roth Warrants, there are no outstanding contractual obligations of Roth to repurchase, redeem or otherwise acquire any shares of Roth Common Stock. There are no outstanding contractual obligations of Roth to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of Roth and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by each of Roth and Merger Sub and the consummation by each of Roth and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Roth or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger and the Transaction Financing (as defined in Section 5.17(a)), the approval and adoption of this Agreement and the issuance of the Per Share Merger Consideration and any shares issued with respect to the Transaction Financing by the holders of a majority of the outstanding shares of Roth Common Stock entitled to vote and actually cast thereon at the Roth Stockholders’ Meeting and by the holders of a majority of the outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the NRS and DGCL, and (b) with respect to the amendment and restatement of the Roth Certificate of Incorporation, which shall be required to authorize the issuance of the Per Share Merger Consideration and the shares in the Transaction Financing, the approval of a majority of the outstanding shares of Roth Common Stock). This Agreement has been duly and validly executed and delivered by Roth and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of

Roth or Merger Sub, enforceable against Roth or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Roth Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Roth Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of Roth, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Roth and Merger Sub do not, and the performance of this Agreement by each of Roth and Merger Sub will not, (i) conflict with or violate the Roth Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Roth or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Roth or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Roth or Merger Sub is a party or by which each of Roth or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Roth Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Roth and Merger Sub do not, and the performance of this Agreement by each of Roth and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Roth or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Roth nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Roth or Merger Sub or by which any property or asset of Roth or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Roth or Merger Sub is a party or by which Roth or Merger Sub or any property or asset of Roth or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Roth Material Adverse Effect. Each of Roth and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Roth or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Roth has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Roth SEC Reports”). Roth has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Roth with the SEC to all agreements, documents and other instruments that previously had been filed by Roth with the SEC and are currently in effect. As of their respective dates, the Roth SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to the Roth SEC Reports, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Roth SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Roth SEC Report. Each director and executive officer of Roth has filed with the SEC on a timely basis all documents required with respect to Roth by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Roth SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Roth as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to individually or in the aggregate be material). Roth has no off-balance sheet arrangements that are not disclosed in the Roth SEC Reports. No financial statements other than those of Roth are required by GAAP to be included in the consolidated financial statements of Roth.

(c) Except as and to the extent set forth in the Roth SEC Reports, neither Roth nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Roth’s and Merger Sub’s business.

(d) Except as set forth in the Roth SEC Reports, Roth is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Roth’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Roth has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Roth and other material information required to be disclosed by Roth in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Roth’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Roth’s principal executive officer and principal financial officer to material information required to be included in Roth’s periodic reports required under the Exchange Act.

(f) Roth maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Roth maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Roth has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Roth to Roth’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Roth to record, process, summarize and report financial data. Roth has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Roth. Since the date of Roth’s most recent audited financial statements, there have been no material changes in Roth’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Roth to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Roth, and Roth has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Roth (including any employee thereof) nor Roth’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Roth, (ii) any fraud, whether or not material, that involves Roth’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Roth or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Roth SEC Reports. To the Knowledge of Roth, none of the Roth SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2022 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Roth has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) Roth has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been an Roth Material Adverse Effect, and (d) Roth has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the Knowledge of Roth, threatened against Roth, or any property or asset of Roth, before any Governmental Authority. Neither Roth nor any material property or asset of Roth is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Roth, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Roth Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Roth and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholders of Roth approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the stockholders of Roth at the Roth Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Roth necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Roth Common Stock entitled to vote and actually cast thereon at the Roth Stockholders’ Meeting.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated by this Agreement be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Roth or Merger Sub. Section 5.12 of the Roth Disclosure Schedule sets forth Roth’s good faith, reasonable estimate of the Roth Transaction Costs, which is being provided for illustrative purpose only and is subject to change until Closing.

Section 5.13 Roth Trust Fund. As of the date of this Agreement, Roth has no less than $16,978,160 in the trust fund established by Roth for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley Smith Barney, LLC (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of November 30, 2021, between Roth and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Roth has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Roth or, to the knowledge of Roth, the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Roth and the Trustee that would cause the description of the Trust Agreement in the Roth SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Roth upon a liquidation or who shall have elected to redeem their shares of Roth Common Stock pursuant to the Roth Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon exercise of Redemption Rights in accordance with the provisions of the Roth Organizational Documents. As of the date of this Agreement, following the Effective Time, no stockholder of Roth shall be entitled to receive any amount from the Trust Account except upon a liquidation or to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the Knowledge of Roth, threatened in writing with respect to the Trust Account. Roth has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Roth at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the Roth SEC Reports, Roth and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Roth’s officers and directors in connection with activities on Roth’s behalf in an aggregate amount not in excess of the amount of cash held by Roth outside of the Trust Account, Roth has no unsatisfied material liability with respect to any officer or director. Roth and Merger Sub have never and do not currently maintain, sponsor or contribute to, and have never been required to contribute to, or incurred any liability (contingent or otherwise) under, or have any direct or material liability under, any Employee Benefit Plan.

Section 5.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, an Roth Material Adverse Effect:

(a) Roth and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes (whether or not shown on such filed Tax Returns) and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Roth for any material Taxes of Roth as of the date of such financial statements that have not been paid.

(b) Neither Roth nor Merger Sub is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than Roth or Merger Sub) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than Roth or Merger Sub) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither Roth nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of Roth and Merger Sub has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

(e) Neither Roth nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Roth is the common parent).

(f) Neither Roth nor Merger Sub has any material liability for the Taxes of any person (other than Roth and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

(g) Neither Roth nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither Roth nor Merger Sub has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign non-U.S. Law.

(i) Neither Roth nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. Taxing Authority or agency has asserted in writing or, to the Knowledge of Roth or Merger Sub, has threatened to assert against Roth or Merger Sub any deficiency or claim for any Taxes.

(k) There are no Tax Liens upon any assets of Roth or Merger Sub except for Permitted Liens.

(l) Neither Roth nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither Roth nor Merger Sub has received written notice of any claim from a Taxing Authority in a jurisdiction in which Roth or Merger Sub does not file Tax Returns stating that Roth or Merger Sub is or may be subject to Tax in such jurisdiction.

(n) The unpaid Taxes of each of Roth and Merger Sub (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Roth and Merger Sub in filing Tax Returns.

(o) Each of Roth and Merger Sub has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(p) Neither Roth nor Merger Sub has deferred the withholding or remittance of any applicable Taxes related or attributable to any Applicable Wages for any employees of Roth or Merger Sub and shall not defer the withholding or remittance any applicable Taxes related or attributable to Applicable Wages for any employees of Roth or Merger Sub up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(q) Neither Roth nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16 Registration and Listing. The issued and outstanding Roth Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCLU”. The issued and outstanding shares of Roth Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCL.” The outstanding Roth Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCLW.” Except as set forth in the Roth SEC Reports, as of the date of this Agreement, there is no Action pending or, to the Knowledge of Roth, threatened in writing against Roth by Nasdaq or the SEC with respect to any intention by such entity to deregister the Roth Units, the shares of Roth Common Stock, or Roth Warrants or terminate the listing of Roth on the NASDAQ Global Market. None of Roth or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Roth Common Stock or the Roth Warrants under the Exchange Act.

Section 5.17 Roth’s and Merger Sub’s Investigation and Reliance. Each of Roth and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Roth and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Roth, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Roth nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Roth, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Roth or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Roth and Merger Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Article VI.
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law or any COVID-19 Measure (including as may be requested or compelled by any Governmental Authority), unless Roth shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, Key Employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Roth (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other person; make any material investment in any person; or be acquired by any other person;

(iv) change its principal place of business or jurisdiction of organization;

(v) issue, sell, pledge, dispose of, grant any Lien (other than, in the case of assets, a Permitted Lien) on, or authorize the issuance, sale, pledge, disposition, grant of any Lien (other than, in the case of assets, a Permitted Lien) on, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (B) any material assets of the Company or any Company Subsidiary;

(vi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or any Company Subsidiary, as applicable, or write off or make reserves against the same (other than in the ordinary course of business consistent with past practice);

(vii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(ix) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(x) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(xi) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or independent contractor; (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee, consultant or independent contractor; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or independent contractor; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees unless (1) necessary to replace an employee whose employment has ended, as permitted under this Agreement (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired on an at-will basis with (I) an annualized base salary or total wage rate (excluding overtime) below $250,000 on an annualized basis, and (II) employment terms that permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause; except in each of clauses (A) through (F) that the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and as required by the bonus or commission plans existing on the date of this Agreement;

(xiii) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xiv) enter into any transaction with or distribute or advance any material assets or property to any of its affiliates, other than the payment of salary and benefits in the ordinary course;

(xv) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xvi) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes, (F) surrender or forfeit any right to claim a Tax refund, or (G) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(xvii) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xviii) terminate or allow to lapse any insurance policy protecting any of the Company’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xix) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit;

(xx) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products in a manner whereby such developed Intellectual Property would be owned by the counterparty to such contract, agreement or arrangement, other than a counterparty that is itself the Company or a Company Subsidiary;

(xxi) intentionally (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or (B) fail to perform or make any applicable filings, or recordings, or fail to pay all required fees and Taxes, in each case, that would result in the invalidation, unenforceability, loss or abandonment of any material Company-Owned IP, in each case, other than in the ordinary course of business as part of the Company’s prosecution and maintenance of its Intellectual Property portfolio, provided that the foregoing exclusion shall not permit the abandonment of any material item of Registered Intellectual Property;

(xxii) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(xxiii) sell, lease, license or otherwise dispose of any of the Company’ material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(xxiv) fail to duly observe and conform to any applicable Laws and orders;

(xxv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or

(xxvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Agreement shall require the Company to obtain consent from Roth to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Roth, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Roth and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by Roth and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including with respect to the Transaction Financing) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Roth agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of Roth and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including with respect to the Transaction Financing) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Roth nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the Roth Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Roth other the Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Roth Organizational Documents (including pursuant to the Redemption Rights);

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Roth Common Stock or Roth Warrants except for redemptions from the Trust Fund that are required pursuant to the Roth Organizational Documents;

(d) other than as contemplated by this Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Roth or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Roth or Merger Sub, and in connection with a loan from the Insiders or an affiliate thereof or certain of Roth’s officers and directors to finance Roth’s transaction costs in connection with the transactions contemplated by this Agreement;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Roth, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Insiders or an affiliate thereof or certain of Roth’s officers and directors to finance (i) Roth’s transaction costs in connection with the transactions contemplated by this Agreement, (ii) operation expenses, or (iii) payments to extend the life of Roth;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes, or (F) surrender or forfeit any right to claim a Tax refund;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Roth or Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) hire any employees, engage any consultants or adopt, becoming obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Agreement shall require Roth to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Roth prior to the Closing Date. Prior to the Closing Date, each of Roth and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Roth on the other hand, this Agreement, any Ancillary Agreement, the Transactions or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company by this Agreement irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Roth, Merger Sub or any other person (a) for legal relief against monies or other assets of Roth or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Roth to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Roth (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Roth consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Roth shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Roth prevails in such action or proceeding.

Article VII.
ADDITIONAL AGREEMENTS

Section 7.01 Form S-4 and Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Roth (with the assistance and cooperation of the Company as reasonably requested by Roth) shall prepare and file with the SEC the Form S-4 in connection with the registration under the Securities Act of the shares of Roth Common Stock to be issued under this Agreement (the “Form S-4”), which Form S-4 will also contain a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Roth relating to the meeting of Roth’s stockholders (including any adjournment or postponement thereof, the “Roth Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Merger, (ii) approval of the issuance of Roth Common Stock as contemplated by this Agreement, (iii) the second amended and restated Roth Certificate of Incorporation as set forth on Exhibit D and (iv) any other proposals the Parties jointly, in writing, deem necessary to effectuate the Merger (collectively, the “Roth Proposals”). The Company shall furnish all information concerning the Company as Roth may reasonably request in connection with such actions and the preparation of the Form S-4 and the Proxy Statement. Roth and the Company each shall use commercially reasonable efforts to (x) cause the Form S-4 and the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Form S-4 and the Proxy Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Form S-4 and the Proxy Statement or that it does not intend to review the Form S-4 and the Proxy Statement, Roth shall mail the Proxy Statement to its stockholders. Each of Roth and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Form S-4 and the Proxy Statement will be made by Roth without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Roth will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Form S-4 and the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Roth and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Form S-4 and the Proxy Statement and any amendment to the Form S-4 and the Proxy Statement filed in response thereto.

(c) Roth represents that the information supplied by Roth for inclusion in the Form S-4 and the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Form S-4 and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Roth, (ii) the time of the Roth Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Roth or Merger Sub, or their respective officers or directors, should be discovered by Roth which should be set forth in an amendment or a supplement to the Form S-4 and the Proxy Statement, Roth shall promptly inform the Company. All documents that Roth is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Form S-4 and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Roth, (ii) the time of the Roth Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Form S-4 and the Proxy Statement, the Company shall promptly inform Roth. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 7.02 Roth Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) Roth shall call and hold the Roth Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Roth Proposals, and Roth shall use commercially reasonable efforts to hold the Roth Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Roth may postpone or adjourn the Roth Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Roth Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Roth Proposals or otherwise take actions consistent with Roth’s obligations pursuant to Section 7.10. Roth shall use commercially reasonable efforts to obtain the approval of the Roth Proposals at the Roth Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Roth Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Roth Board shall recommend to its stockholders that they approve the Roth Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the Roth Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to Roth’s stockholders under applicable Law, then the Roth Board may withdraw or modify its recommendation in the Proxy Statement so long as Roth (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification (any such action, a “Change in Recommendation”); provided, however, that the Roth Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless Roth has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Roth Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, a Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Roth Board or (y) affect Roth’s obligations pursuant to this Section 7.02(a) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Section 7.03 Company Stockholders’ Written Consent.

(a) As promptly as reasonably practicable after the effective date of the Form S-4, and in any event within five (5) Business Days following such date (the “Written Consent Deadline”), the Company shall obtain and deliver to Roth a true and correct copy of a written consent (in form and substance reasonably satisfactory to Roth) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company capital stock required to obtain the Company Stockholder Approval (the “Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Roth, the recommendation of the Company’s Board of Directors.

Section 7.04 Lock-Up Agreements. On or prior to the Closing, the Company shall deliver to Roth the Lock-Up Agreements.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Roth shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor Roth shall be required to provide access to or disclose information where the access or disclosure would result in the disclosure of any trade secret, jeopardize the protection of attorney-client privilege, or contravene applicable Law or COVID-19 Measures (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or permit any invasive environmental testing or sampling.

(b) All information obtained by the Parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated as of December 1, 2023 (the “Confidentiality Agreement”), between Roth and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s subsidiaries other than with the other Parties and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement, including the Transaction Financing, shall not be deemed a violation of this Section 7.06. Each Party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Evaluation Information or Transaction Information (as such terms are defined in the Confidentiality Agreement) furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.06 by a Party or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.06 by such Party.

Section 7.07 Employee Benefits Matters.

(a) The Parties shall cooperate to establish, prior to the filing of the definitive Proxy Statement, an equity incentive award plan.

(b) The Company shall cause all notices to be timely provided to each participant under the Company’s equity award plan as required by such plan.

(c) Roth shall, or shall cause the Surviving Corporation or its applicable subsidiary to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Roth shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) Roth shall, or shall cause the Surviving Corporation or its applicable subsidiary to, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, provide to Continuing Employees: (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; and (iii) pension and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(e) Prior to the filing of the definitive Proxy Statement, Roth will adopt a customary equity incentive plan that is reasonably acceptable to the Company.

(f) Prior to the filing of the definitive Proxy Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements (the “Employment Agreements”), with each of the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing (the “Key Employees”), which Employment Agreements: shall be in a form reasonably acceptable to Roth, the Company and the Key Employees, and shall contain market terms for a public company of similar size and industry to the Company.

(g) The provisions of this Section 7.07 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or any of the Company Subsidiaries or shall require the Company, any of the Company Subsidiaries, Roth, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The articles of incorporation and bylaws of Roth and the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in their respective certificates of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Roth, as the case may be, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Roth agrees that it shall indemnify and hold harmless each present and former director and officer of Roth and the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the applicable Articles of Incorporation or the bylaws in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Effective Time, Roth shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering (i) those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) those persons who were directors or officers of Roth or Merger Sub prior to Closing (true, correct and complete copies of which have been made available to Roth) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Roth be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable Roth for such insurance policy for the year ended December 31, 2022 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Roth will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Roth may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Roth’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If Roth elects to purchase such a “tail” policy prior to the Effective Time, (i) Roth will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder, (ii) if any claim is asserted or made within such six- (6-) year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim under this final disposition thereof, and (iii) the Company, at the reasonable request of Roth, shall assist Roth in obtaining such a “tail” policy with the D&O Insurance carrier providing the D&O Insurance following the Effective Time. If Roth is unable to obtain the “tail” policy and Roth is unable to obtain the insurance described in this Section 7.08(b) for an amount less than or equal to the Maximum Annual Premium, Roth will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(c) On the Closing Date, Roth shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Roth with the post-Closing directors and officers of Roth, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09 Notification of Certain Matters. The Company shall give prompt notice to Roth, and Roth shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10 Transaction Financing.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, Roth shall use commercially reasonable efforts to identify additional sources of financing from third party financing sources (the “Transaction Financing Investors”) in the form of equity, equity linked, convertible equity, preferred or debt investments (the (“Transaction Financing”). The Transaction Financing will be on terms mutually agreed upon between Roth and the Company. In connection with obtaining such investments, Roth will prepare, or cause to be prepared, offering documents and other marketing materials of a type customarily used for the type of financing proposed and negotiate binding agreements on marketable terms with such Transaction Financing Investors (the “Transaction Financing Agreements”). The Company shall reasonably cooperate in a timely manner in connection with any such Transaction Financing Roth may seek in connection with the Transaction Financing including (i) by providing such information and assistance as the Roth may reasonably request, (ii) granting such access to potential Transaction Financing Investors and its representatives as may be reasonably necessary for their due diligence, and (iii) causing their respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such Transaction Financing. In order to incentivize Transaction Financing Investors to enter into the Transaction Financing, the Insiders may transfer up to 836,500 of their shares of Roth Common Stock to the Transaction Financing Investors.

(b) As of the date of entering into a Transaction Financing Agreement, Roth will deliver to the Company true, correct and complete copies of each fully executed Transaction Financing Agreement. Each of the Transaction Financing Agreements will be in full force and effect and will be legal, valid and binding upon Roth and, to the knowledge of Roth, the applicable Transaction Financing Investor, and will be enforceable in accordance with its terms.

Section 7.11 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the

Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated by this Agreement. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, Roth shall use its commercially reasonable efforts to consummate the Transaction Financing in accordance with the Transaction Financing Agreements, and the Company shall cooperate with Roth in such efforts. Roth shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Transaction Financing Agreement that would reasonably be expected to delay or prevent the consummation of the Transaction Financing. Without limiting the generality of the foregoing, Roth shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Transaction Financing Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Transaction Financing Agreement known to Roth; (iii) of the receipt of any written notice or other written communication from any party to any Transaction Financing Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Transaction Financing Agreement; and (iv) if Roth does not expect to receive all or any portion of the Transaction Financing on the terms, in the manner or from the sources contemplated by the Transaction Financing Agreements.

Section 7.12 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Roth and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ Global Market, each of Roth and the Company shall use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 7.11 shall prevent Roth or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.11.

Section 7.13 Stock Exchange Listing. Roth will use commercially reasonable efforts (with the assistance and cooperation of the Company as reasonably requested by Roth) to cause the Roth Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties, at Closing. During the period from the date of this Agreement until the Closing, Roth shall use commercially reasonable efforts to keep the Roth Units, Roth Common Stock and Roth Warrants listed for trading on Nasdaq, or another national securities exchange mutually agreed to by the Parties.

Section 7.14 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Roth each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Roth and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company and (ii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.15 Trust Account. As of the Effective Time, the obligations of Roth to dissolve or liquidate within a specified time period as contained in the Roth Certificate of Incorporation will be terminated and Roth shall have no obligation whatsoever to dissolve and liquidate the assets of Roth by reason of the consummation of the Merger or otherwise and no stockholder of Roth shall be entitled to receive any amount from the Trust Account other than upon the exercise of their Redemption Rights. On the Closing Date, Roth shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account at Closing and as promptly as practicable to Roth (to be held as available cash for immediate use on the balance sheet of Roth, and to be used (a) to satisfy the exercise of any Redemption Rights, (b) to pay the Company’s and Roth’s unpaid transaction expenses in connection with this Agreement and the Transactions and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however that the liabilities and obligations of Roth due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Roth who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Roth in connection with its efforts to effect the Merger.

Section 7.16 Tax Matters.

(a) This Agreement is intended to constitute, and the Parties, by this Agreement, adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Except with respect to the matters, if any, disclosed in Section 7.15 of the Company Disclosure Schedule, each of Roth, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its Knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted, Roth and the Company shall deliver to tax counsel engaged by the Company customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Company shall cause tax counsel engaged by the Company to furnish an opinion addressed to the Company, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP and Sichenzia Ross Ference Carmel LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment.

(c) Each of the Parties shall (and shall cause their respective affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Any and all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid by Roth. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 7.17 Directors. Roth shall take all necessary action so that immediately after the Effective Time, the board of directors of Roth is comprised of the individuals designated on Exhibit F.

Section 7.18 Termination of Certain Agreements. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, terminate the agreements in Schedule 7.18 at or prior to the Closing.

Section 7.19 Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of: (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022 and 2021, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows of the Company and its subsidiaries for the period from the fiscal years ended through December 31, 2022 and December 31, 2021, including the notes thereto, each audited in accordance with the auditing standards of the PCAOB not later than January 8, 2024; (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows of the Company and its subsidiaries for the period from inception through December 31, 2023, each audited in accordance with the auditing standards of the PCAOB not later than 90 days from the date of this Agreement and (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 and September 30, 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the nine-month periods ended September 30, 2023 and September 30, 2022 (the “Interim Financial Statements”) not later than February 1, 2024. The financials statements of this Section 7.19(i) and (ii) are collectively referred to as “Audited Financial Statements”). The Audited Financial Statements and the Interim Financial Statements (including the notes thereto): (x) shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) shall presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Audited Financial Statements and the Interim Financials shall be prepared from the Books and Records of the Company in all material respects. Since December 31, 2022, except as required by applicable Law or U.S. GAAP, there shall not have been any change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

Article VIII.
CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Roth and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Roth.

(b) Roth Stockholders’ Approval. The Roth Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Roth in accordance with the Proxy Statement, the DGCL, the Roth Organizational Documents and the rules and regulations of Nasdaq.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Stock Exchange Listing. The shares of Roth Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.

(f) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(g) Minimum Cash. As of the Closing, after consummation of the Transaction Financing and distribution of the Trust Fund pursuant to Section 7.14 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights and the Roth Transaction Costs, Roth shall have cash on hand and cash equivalents (which amount shall include all cash on hand held by any subsidiary of Roth immediately following the Effective Time, including, for the avoidance of doubt, the Company) equal to or in excess of $5,000,000.

Section 8.02 Conditions to the Obligations of Roth and Merger Sub. The obligations of Roth and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c), (f) and (g) thereof, which is subject to clause (iii) below), Section 4.04 shall each be true and correct in all material respects as of the date of this Agreement and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date of this Agreement and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c), Section 4.03(f) and Section 4.03(g) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, Roth, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Roth a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit F, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Roth and the Roth stockholders party thereto) shall have delivered, or caused to be delivered, to Roth copies of the Registration Rights Agreement duly executed by all such parties.

(g) Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered to Roth.

(h) FIRPTA Tax Certificates. At least two (2) days prior to the Closing, the Company shall deliver to Roth, in a form reasonably acceptable to Roth, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Roth with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Project Financing. Prior to the Closing, the Company shall have raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction.

(j) Conversion of Indebtedness. The Indebtedness of the Company set forth on Schedule 8.01(j) shall have been converted into shares of common stock of the Company.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Roth and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), and Section 5.04 shall each be true and correct in all material respects as of the date of this Agreement and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date of this Agreement and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, Roth, Merger Sub or their affiliates, and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Roth Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Roth Material Adverse Effect.

(b) Agreements and Covenants. Roth and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Roth shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Roth, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Roth Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Registration Rights Agreement. Roth shall have delivered a copy of the Registration Rights Agreement duly executed by Roth and the Roth stockholders party thereto.

(f) Trust Fund. Roth shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds remaining after redemptions disbursed to Roth immediately at Closing, and all such funds released from the Trust Account shall be available for immediate use to Roth in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Roth’s fees and expenses incurred in connection with this Agreement and the Transactions.

Article IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Roth, as follows:

(a) by mutual written consent of Roth and the Company; or

(b) by either Roth or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either Roth or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions and the Merger; or

(d) by either Roth or the Company if any of the Roth Proposals shall fail to receive the requisite vote for approval at the Roth Stockholders’ Meeting; or

(e) by Roth if the Company shall have failed to deliver the Written Consent to Roth by the Written Consent Deadline;

(f) by Roth if the Company shall not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024; (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 by ninety days from the date of this Agreement;

(g) by Roth upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Roth has not waived such Terminating Company Breach and Roth and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, Roth may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Roth to the Company; or

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Roth and Merger Sub set forth in this Agreement, or if any representation or warranty of Roth and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Roth Breach”); provided that the Company has not waived such Terminating Roth Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Roth Breach is curable by Roth and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(i) for so long as Roth and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Roth.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, Roth shall pay or cause to be paid, (a) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (b) any expenses of Merger Sub or its affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Roth under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account; provided, further that Roth and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act.

Section 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.05 Waiver. At any time prior to the Effective Time, (a) Roth may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or in any document delivered by the Company pursuant to this Agreement and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained in this Agreement and (b) the Company may (i) extend the time for the performance of any obligation or other act of Roth or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Roth or Merger Sub contained in this Agreement or in any document delivered by Roth and/or Merger pursuant to this Agreement and (iii) waive compliance with any agreement of Roth or Merger Sub or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Article X.
GENERAL PROVISIONS

Section 10.01 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Roth or Merger Sub:

Roth CH Acquisition V Co.
888 San Clemente Drive, Suite 400
Attention: Byron Roth
Email: broth@roth.com

with a copy to: (which shall not constitute notice)

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
Email: mnussbaum@loeb.com

if to the Company:

New Era Helium Corp.
4501 Santa Rosa Drive,
Midland, TX 79707
Attention: E. Will Gray II
Email: will@newerahelium.com

with a copy to: (which shall not constitute notice)

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor,
New York, NY 10036
Attention: Ross D. Carmel
Email: rcarmel@srfc.law

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and, except as set forth in Section 7.05(b), supersede all prior agreements and undertakings (whether written and oral) among the Parties, with respect to the subject matter of this Agreement, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.03, Section 7.08 and Section 10.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal and state court of New York, New York. The Parties, by this Agreement, (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described in this Agreement. Each of the Parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties, by this Agreement, irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the Parties, by this Agreement, waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 10.09 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which person might have drafted this Agreement or such provision.

Section 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger) in any Delaware Chancery Court, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties, by this Agreement, further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.13 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as Parties or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.14. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of another person, other than Roth and Merger Sub in respect of the other. No person who is not a Contracting Party, including, without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.14. Notwithstanding anything to the contrary in this Agreement, no Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced in this Agreement or therein or the transactions contemplated under this Agreement or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

Roth, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Roth

Roth CH Acquisition V Co.

By:	/s/ John Lipman
Name:	John Lipman
Title:	Co-Chief Executive Officer

Merger Sub

Roth CH V Merger Sub Corp.

By:	/s/ John Lipman
Name:	John Lipman
Title:	President

Signature Page to Business Combination Agreement and Plan of Reorganization

Company

New Era Helium Corp.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement and Plan of Reorganization